ETF OPPORTUNITIES TRUST N-1A/A

Exhibit 99.(p)(3)

Cover Page

CODE OF ETHICS

Vident Investment Advisory, LLC

September 30, 2019

Table of Contents
Contents
CODE OF ETHICS	1
CODE OF ETHICS	3
GENERAL CONCEPTS	3
ILLEGAL ACTIVITIES	5
INSIDER TRADING	6
DUTIES OF CONFIDENTIALITY	7
FRONTRUNNING AND SCALPING	8
PERSONAL ACCOUNT TRADING	8
OUTSIDE BUSINESS ACTIVITIES	13
SERVICE AS A DIRECTOR	13
GIFTS AND ENTERTAINMENT	13
Pay to Play Policy and Procedures	15
WHISTLEBLOWER POLICY	17
APPENDIX A	21
Reportable Securities Pre-Clearance Request Form	21
APPENDIX B	22
IPO and Limited Offering Pre-Clearance Request Form	22
APPENDIX C	24
Covered Person Acknowledgement	24
APPENDIX D	25
Initial and Annual Disclosure Form for Covered Persons	25
APPENDIX E	26
Sample Quarterly Transaction Report for Covered Persons in Liue of Statement	26
EXHIBIT F	27
DUPLICATE ACCOUNT STATEMENT AND TRADE CONFIRMATION REQUEST	27
LETTER	27
EXHIBIT G	28
WHISTLEBLOWER COMPLAINT FORM	28

CODE OF ETHICS

Vident Investment Advisory, LLC

As an investment adviser, Vident Investment Advisory, LLC (“VIA” or “the Firm”) is a fiduciary. VIA owes its clients the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety.

VIA serves as a sub-advisor (“the Sub-Advisor”) to certain separately managed accounts (“Separate Account Clients”) and registered funds (“Fund Clients,” together with “Separate Account Clients,” “Clients”). This Code of Ethics and Conduct (the “Code”) sets forth VIA’s policies and procedures regarding its duty of loyalty to clients.

GENERAL CONCEPTS

A. Basic Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all employees, personal as well as professional: (i) the interests of the Firm’s clients come before the Firm’s interests or any employee’s interests; and (ii) each employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of VIA or the employee.

Any questions with respect to the Firm’s Code of Ethics should be directed to VIA’s CCO. As discussed in greater detail below, Access Persons must promptly report any violations of the Code of Ethics to the CCO(s). All reported Code of Ethics violations will be treated on an anonymous basis.

Definitions

CCO: Chief Compliance Officer per rule 206(4)-7 under the Investment Advisers Act of 1940. VIA has designated Anne Czizek as its Chief Compliance Officer.

The CCO will utilize the services of other staff members (designees) of the Firm as needed to assist the CCO in the on-going management of the Firm’s compliance program. The designees will report directly to the CCO. Specifically, Karen Donnelly, Director of Investment Operations is designated to assist with the performance of the functions required under the Code of Ethics. Ultimate responsibility for ensuring that VIA and its Access Persons comply with the provisions of this Code of Ethics and federal and state securities laws rests with the Firm’s management.

For purposes of reviewing the Chief Compliance Officers’ own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Denise Krisko, the President of Vident Investment Advisory.

Supervised Person: All directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

Access Person: All of the Firm’s employees are considered access persons due to having access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund. Access Persons do not include interns, temporary and or contract employees. VIA will obtain confidentiality agreements in the event these types of workers are employed by VIA. These types of employees will be restricted from access to nonpublic information.

B. “Covered Accounts”

Many of the procedures, standards and restrictions in this Code govern activities in “Covered Accounts.” These consist of:

●	Securities accounts of which VIA is a beneficial owner, provided that investment partnerships or other funds of which the Firm or any affiliated company is a general partner or from which the Firm or such a company receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that the Firm or employees may be considered to have an indirect beneficial ownership interest in them; and
●	Each securities account registered in an employee’s name and each account or transaction in which an Employee has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as “Covered Accounts”).

C. “Beneficial Ownership”

The concept of “beneficial ownership” of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

D. Reportable Securities

Firm employees who are “Access Persons” (also referred to as “Covered Employees”) must notify the CCO and/or her designee of any new or existing personal securities accounts at all financial institutions and provide the Firm with statements from those accounts on at least a quarterly basis. This policy extends to accounts of which the Covered Employee is the beneficial owner or in which he or she has any financial interest or ability to exercise control. This policy also extends to any account belonging to immediate family members (including any relative by blood or marriage) living in the Covered Employee’s household or dependent on the Covered Employee for financial support.

Rule 204A-1 treats all securities as reportable securities, with the following exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover.

E. Exemptions from Reporting Requirements

The exceptions are as follows:

1.	Purchase or sales of the following Securities:

o	variable rate bonds (also known as floaters),
o	futures and options on currencies or on a broad-based securities index,
o	securities which are direct obligations or agency issues of the U.S. Government, or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which VIA employee(s) resides;
o	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements, and money market funds,
o	unit investment trusts that are invested exclusively in unaffiliated mutual funds (i.e., none of the underlying mutual funds are Reportable Funds), and
o	annuities;

2.	Purchases or sales of money market funds;

3.	Purchases or sales of open-end investment companies, except that:

o	VIA Access Persons are required to preclear personal transactions in shares of Vident Bond and Equity Funds;
o	VIA Access Persons are required to preclear personal transactions in shares of investment companies sub-advised by VIA.

4.	Transactions resulting from an Automatic Investment Plan (e.g., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan);

5.	Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control such as in any account in which discretion is given by the Access Person to a third party, and the Access Person does not place, recommend, approve or direct the transaction; (see additional language regarding 3rd party managed accounts under ‘Certification of Compliance’)

F. Specific Rules are not Exclusive

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee’s personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each employee’s employment, the following types of activities are strictly prohibited:

●	Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its clients are a participant;

●	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Firm have made to such person, in light of the circumstances under which they are made, not misleading;
●	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and
●	Causing VIA, acting as principal for its own account or for any account in which the Firm or any person associated with the Firm, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as “insider trading”: (i) trading, in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each employee, it is not anticipated that employees will routinely receive “inside information.” However, to educate employees, more information describing “insider trading” and the penalties for such trading is set forth below.

A. Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

●	the purchase or sale of securities by an insider, on the basis of material non-public information;
●	the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or
●	the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute “inside” information still constitutes confidential information that must be protected by Employees. See below.

B. Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

C. Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information.

D. Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E. Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

●	civil injunctions;
●	disgorgement of profits;
●	jail sentences;
●	fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and
●	fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

F. Procedures Regarding the Receipt of Material Nonpublic Information.

If any employee receives any information that may constitute material nonpublic information, the employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer(s)) and (iii) should discuss promptly such information with the Chief Compliance Officer(s). Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

Following a prompt evaluation by the CCO, any security compromised by material non-public information will be added to a restricted list, which will be maintained and disseminated by the CCO and/or designee.

DUTIES OF CONFIDENTIALITY

The Firm and its employees may receive confidential information from their Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

Procedures Regarding Use and Treatment of Confidential Information.

1.	No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.
2.	Treatment of Confidential Information. The Firm encourages each employee to be aware of, and sensitive to, the treatment of confidential information. Each employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with VIA and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee.

FRONTRUNNING AND SCALPING

No employee may engage in what is commonly known as “front running” or “scalping”: buying or selling securities in a Covered Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Firm’s recommendations regarding the security. No employee may buy or sell a security when he or she knows the Firm is actively considering the security for purchase or sale (as applicable) in client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client (“inter-market front-running”) are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for the Firm, or in any way seeking personal profits at the expense of the trading conducted for the Firm. A trader’s first priority in all trading decisions must be to benefit the Firm’s clients.

A.	Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all VIA employees must obtain pre-approval in writing by the Chief Compliance Officer or her designee before engaging in any personal trading. All trading requests are to be submitted through the Star Compliance module. If such trade requests cannot be processed by Star Compliance then a paper request must be submitted to the CCO or her designee using the forms provided herein. Employee trade requests are subjected to a 7-day query of Fund Client purchases and sales. Employee trading requests are then evaluated and subsequently approved, denied, or flagged as case- sensitive. The CCO will be notified of all trade request evaluation outcomes. Unless otherwise specified, approvals will be effective for 48 hours from the time that the approval was received.

B.	Trading Restrictions

Except for accounts over which the Firm’s employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, the Firm is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the Firm. In such circumstances, the individual should contact the Chief Compliance Officer.

Private Placements

As with all other transactions, purchases (or recommendations) of securities for Covered Accounts in private placements must be cleared in advance. In determining whether to approve any such transaction for an employee, the Chief Compliance Officer or the Chief Executive Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the VIA employee by virtue of his or her position with VIA.

Private Investment Funds and Distributions

Pre-approval of an investment in a private investment fund is required. Moreover, when an employee is notified by the fund of a distribution of securities, the employee must notify the Chief Compliance Officer in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

Initial Public Offerings

The Firm’s employees must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of a security in an initial public offering. This restriction ensures that the Firm’s employee does not cause a violation of applicable broker-dealer rules relating to new issues.

Significant Holdings

An employee may not purchase more than 1.0% of the outstanding shares of any publicly traded company.

VIA Strategies

This Section applies to only those Firm employees who are also Investment Professionals, defined as an employee in the day-to-day management of the Firm’s portfolios, in any way and has knowledge of, or access to, trade information. This Section also applies to any person residing in the same household as the Investment Professional.

An Investment Professional may not engage in personal trading that is similar to the Fund Client trading strategies of VIA

Blackout Period

No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

i)	is being anticipated or planned for purchase or sale by a Fund within the next 7 days;

ii)	is in the process of being purchased or sold by a Fund (except that an Access Person may participate in a blocked transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization); or

iii)	is or has been purchased or sold by a Fund within the most recent 7-day period.

Any profits realized by a Covered Person in contravention of this subsection must be disgorged.

Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for VIA) that violates the law1. In addition, an employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with the Firm’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances, it is important to avoid even the appearance of providing business in exchange for personal benefits. Employees are restricted as to the purchase and sale of their personal security holdings to the extent that a Fund advised by the Firm holds or is expected to trade the same security. The Code also contains restrictions on and procedures designed to help prevent inappropriate trading while VIA is in possession of material nonpublic information.

1 For example, an employee may not trade on the basis of material non-public information.

De Minimis Transactions

VIA Access Persons will generally not be given preclearance approval to execute a transaction in any security for which there is a pending buy or sale order for any sub-advised investment company where the Access Person has access to information about pending transactions. In certain circumstances, the CCO may approve certain de minimis transactions even when the firm is trading such securities.

The below transaction limits are available for this de minimis exception. Note: Currency is listed in USD. For all other countries, use the local currency’s USD equivalent and/or U.S. share amount.

●	Transactions up to $50,000 for companies having a market capitalization of $20 billion or more.

●	The dollar value from transacting in 250 shares or $25,000 (whichever value is greater) for companies having a market capitalization between $5 billion and $20 billion.

●	The dollar value from transacting in 100 shares or $10,000 (whichever value is greater) for companies having a market capitalization between $250 million and $5 billion.

C.	Reporting Accounts, Holdings and Transactions2

All VIA employees are required to disclose to the Chief Compliance Officer all personal securities, futures and commodities accounts. All employees of VIA are considered Access Persons. In addition, except for the excepted securities set out in the “Excepted Securities” section above, each employee must disclose all other investment positions that are not held in such accounts (e.g., private placements).

Initial and Annual Reports

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person and annually thereafter, file an initial and annual holdings report containing the following information:

●	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

On a quarterly basis, each Access Person must certify their Holdings Report. The quarterly attestations serve as the Annual Holdings Report.

Access Persons are required to complete an Initial and Quarterly Securities Holdings Report in the Star Compliance system. An Initial and Quarterly Securities Holdings Report form accompanies these procedures (Appendix D). In lieu of the form, access persons may provide copies of all relevant and timely custodial brokerage account statements but only to the extent that all securities owned are accounted for on the statements. If private securities or pooled investment interests are held and not reflected on the statements, these must be listed on the holdings report form.

2 The Firm consents to employees having existing accounts, and opening new accounts, provided that they comply with the disclosure and reporting requirements of this Code.

In addition, within ten (10) days of opening a new account, the new account must be disclosed to the Chief Compliance Officer, together with the name of the financial institution, the account title, the account number, whether the account is restricted by the terms of the account relationship to holding only cash and excepted securities set out in below and the investment power, influence or control status of the account.

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

Thereafter, all employees are required to onboard all covered personal accounts onto the Star Compliance system for trade pre-clearance and collection of brokerage statements. Direct feeds will be set up from the personal securities account custodian to retrieve confirms and statements.

Quarterly Reports

Every Access Person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

●	For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

●	The nature of the transaction (e.g. purchase, sale)

●	The price of the security at which the transaction was effected

●	The name of any broker, dealer or bank with or through the transaction was effected; and

●	The date that the report is submitted by the Access Person.

Access Persons will be required to onboard their personal securities account(s) onto the Star Compliance system for pre-clearance, trading and statement generation. If the system is not available for a specific custodian, the Access Person will be required to submit duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements. Requests to have a custodian send duplicate account statements and trade confirmations may be made by completing the form letter attached as Exhibit F (Sample Duplicate Account Statement and Trade Confirmation Request Letter) and sending it to the firm where the account is maintained.

D.	Certification of Compliance

Initial Certification

VIA is required to provide all employees with a copy of the Code. All employees are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms. The initial certification must be completed by all employees within 10 days of hire.

Acknowledgement of Amendments

VIA must provide all employees with any amendments to the Code and Access Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification

By May 30th of each year, each employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. [Attestations may be delivered directly to the Chief Compliance Officer or the Compliance Designee using the forms herein. See Appendices to this Code of Ethics.]

Exceptions

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ interests or the limitations on an employee’s legitimate interests that would result and would not be justified by resulting protection of Clients’ interests, she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. She will specify the limits and basis for each such exception.

Third Party Managed Accounts

An Access Person may grant full discretionary authority to a registered broker-dealer, a registered investment adviser, or other person acting in similar fiduciary capacity and as a result has no direct or indirect influence or control (i.e., the Access Person does not have ability to suggest, direct, consult with the manager regarding particular investments).

Access Persons are required to provide additional information on accounts that are managed by a third party with discretionary investment authority in the Brokerage Account section in Star Compliance.

Access Persons that have disclosed accounts managed by a third party with discretionary authority will be required to complete an Annual Managed Account Affirmation for each such disclosed account, which (i) confirms that he or she did not direct or suggest specific transaction or security level allocations in the account and (ii) solicits information on any changes to the account.

An account in which the employee has a beneficial interest but no direct or indirect control over the investment decision making process may be exempted from preclearance and reporting procedures only if the CCO is satisfied that the account is truly non-discretionary (i.e., the employee has given total investment discretion to an investment manager and retains no ability to influence specific trades). Employees are required to complete an annual certification in Star Compliance regarding managed accounts. In addition, employees are required to provide copies of statements to the CCO when requested.

E.	Retention or Reports and Other Records.

The Chief Compliance Officer will maintain at VIA’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204- 2 under the Investment Advisers Act of 1940.

F.	Reports of Violations.

Any employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

G.	Sanctions.

Upon discovering that any employee has failed to comply with the requirements of this Code, the Firm may impose on that employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

OUTSIDE BUSINESS ACTIVITIES

All outside business activity, both securities and non-securities related must be pre-approved in writing prior to the engagement in such activity/employment. All outside business activities must be reported through the Star Compliance system for approval. The CCO will determine if the outside business activity presents a potential conflict of interest and will decide whether additional disclosure should be made to clients via an amendment to the Company’s Form ADV and/or the individual representative’s Form ADV Part 2B Brochure Supplement.

SERVICE AS A DIRECTOR

No employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be averse to the interests of any client. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

Executive officers who are investment professionals within VIA to a Trust Series Fund Client shall not serve as a director or member of an advisory board of a company that is held as an investment in such series of the Trust. Further, no investment professional within VIA shall invest the assets of any Trust Series Fund Client in a company where an executive officer of VIA is also an investment professional currently serving as a director or member of an advisory board of any such company.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when VIA, or an employee of VIA accepts or gives a gift, entertainment, or other items of value, the Firm places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the employee expects to personally benefit in any way from the referral.

A.	Gifts to the Firm’s Employees

No employee may receive gifts from a Client, Investor or vendor of more than a nominal value. The Firm’s employee receiving a gift of more than nominal value must inform the Chief Compliance Officer of the gift by entering all required information into Star Compliance for pre-approval. The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $100 per recipient annually are generally not suitable.

All Employees/Access Persons must report the receipt of any gifts in excess of the de minimis amount indicated above and must have the pre-approval of the Compliance Department before accepting any such gifts.

Employees/Access Persons must report to (and get pre-approval from) the Chief Compliance Officer through the Star Compliance portal before accepting any gift over the $100 de minimis amount.

Employees/Access Persons are not required to report or obtain pre-approval for personal gifts provided that these gifts are not related to the business of the Firm, based on the nature of any preexisting personal relationship between the person giving the gift and the recipient, and whether the giver paid for the gift personally.

B.	Entertainment

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to employees of the Firm. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on the Firm.

All Employees/Access Persons must report any entertainment given or received through the Star Compliance portal and must have the pre-approval of the Compliance Department before accepting any such entertainment.

●	Vendor or Client in Attendance. Acceptance of an occasional invitation from a client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate. Entertainment (meaning generally that the person paying for the expense is present) may be accepted on an occasional basis if it would not appear lavish or extravagant or reasonably be regarded by others as improper.

●	Vendor or Client is Not in Attendance. If the vendor or client is not in attendance, the event or meal will be considered a gift. An employee may only receive gifts of nominal value, unless the Chief Compliance Officer grants an exception. Gifts such as holiday baskets or lunches delivered to the Firm’s offices, which are received on behalf of the Firm, do not require reporting nor do they count towards the annual limit from that giver.

If you are unsure whether a gift or entertainment is permitted by this Policy, please contact the CCO, who shall make the required determination.

C.	Gifts Sent by VIA

VIA may send gifts to its Clients of a nominal value to commemorate a special event. Gifts may not be made by an employee to any of the Firm’s Clients or vendors without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, giving gifts of more than $100 per recipient annually are generally not suitable.

Employees/Access Persons must report to (and get pre-approval from) the Chief Compliance Officer through the Star Compliance portal before giving any gift over the $100 de minimis amount.

D.	Cash Gifts

No employee may give or accept cash gifts or cash equivalents to or from a Client or vendor or any other entity that does business with or on behalf of the Firm.

E.	Political Contributions Made by Firm Employees

Pay to Play Policy and Procedures

The Securities and Exchange Commission (SEC) has adopted Rule 206(4)-5 under the Investment Advisers Act of 1940 to regulate and restrict donations by investment advisers to both incumbents or candidates for government office and political parties or political action committees (PACs). Specifically, the Rule prohibits an Investment Adviser from:

1.	Providing advisory services for compensation to a government entity client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates

2.	Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to-play” restrictions

3.	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business

4.	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Rule.

The Rule does not ban or limit the amount of political contributions that can be made by an adviser or its covered associates, but rather imposes a “time out” on the ability of an adviser to receive compensation for conducting advisory business with a government entity for two (2) years after certain contributions are made to an official of a government entity.

Definitions

a)	“Official” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

b)	“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.

c)	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office.

d)	“Solicitation” includes any communication made under circumstances reasonably calculated to obtain or retain an advisory client unless the circumstances otherwise indicate that the communication does not have the purpose of obtaining or retaining and advisory client.

e)	“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

De Minimis Exception

The Rule permits an Employee to make contributions up to $350 per election per candidate if the contributor is entitled to vote for the candidate and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate. Such contributions are nevertheless restricted by the policy set forth below.

Policy

VIA has adopted the following as its policy to comply with Pay-to-Play regulations.

All Employees must submit a Political Activity Declaration found in the Star Compliance portal prior to making a political contribution in excess of the de minimis exception above. The Chief Compliance Officer is responsible for reviewing political contributions for any potential violations to applicable regulations.

All Access Persons of the Firm who wishes to make a political contribution of any kind must submit a completed Political Activity Declaration through the Star Compliance portal.

A declaration must include:

1)	Employee’s name, title, and residential address

2)	Name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment

3)	Amount and date of each contribution or payment

4)	Whether the contribution is the subject to any exception to the Rule

Under no circumstances may an Employee contribute more than the approved amount. Employees who make a political contribution without the necessary pre-approval may be subject to discipline.

The Chief Compliance Officer will maintain records of all government entities to which the Firm provides or has provided advisory services, in the prior five-year period. In addition, the Chief Compliance Officer will maintain records of the name and business address of each regulated person to whom the Firm provide or agree to provide, directly or indirectly, payment to solicit a government entity for advisory services on its behalf.

Disclosure of Political Contributions by New Hires

Any potential new hire is required to disclose all political contributions for the two-year period prior to the date of employment. Political contributions made by such person during the two-year period prior to the date of employment will be attributed to the Firm unless otherwise determined by the CCO or Senior Management.

New Employees must submit a Political Contribution Declaration through Star Compliance upon being hired by the Firm, disclosing any political contributions made during the two (2) years prior to employment by the Firm.

To prevent potential Pay-to-Play violations or triggering of the two-year “time out”, the Firm will not:

1)	Coordinate or solicit any person or PAC to make:

a.	Any contribution to an official of a government entity to which the Firm are providing or seeking to provide advisory services

b.	Any payment to any state or local political party where the Firm are providing or seeking to provide advisory services to a government entity

2)	Consent to the use of its name on fundraising literature for an official of a government entity

3)	Sponsor a meeting or conference that features a government official as an attendee or guest speaker and that involves fundraising for the government official

4)	Incur expenses (including without limitation the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government official’s expenses) for hosting the event described in number (3) above.

Any questions or uncertainties about the Firm’s Pay-to-Play policy should be directed to VIA’s Chief Compliance Officer promptly.

WHISTLEBLOWER POLICY

1.	Purpose. This policy establishes procedures for the receipt, review, and retention of complaints relating to the Firm’s violations of federal securities laws. The Firm is committed to complying with all applicable federal securities laws, accounting standards, accounting controls, and audit practices. While the Firm does not encourage frivolous complaints, the Firm does expect its officers, employees, and agents to report any violations of the federal securities laws, irregularities and other suspected wrongdoing. It is the Firm’s policy that its employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies to reports concerning Accounting Violations or Securities Fraud (as defined in Part 3 below).

The Firm’s Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy. This policy was adopted in order to:

a.	Cause violations to be disclosed before they can disrupt the business or operations of the Firm, or lead to serious loss;

b.	Promote a climate of accountability and full disclosure with respect to the Firm’s accounting, internal controls, compliance matters, and Code of Ethics; and

c.	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

2.	Reporting Persons Protected. This policy and the related procedures offer protection from retaliation against officers, employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his or her employment with the Firm based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by the Firm as a serious violation of the Firm’s policy and could result in dismissal.

3.	Scope of Complaints. The Firm encourages employees and officers (“Inside Reporting Persons”) as well as non-employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm;

b.	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

c.	Deficiencies in or noncompliance with the Firm’s internal controls and procedures;

d.	Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws; or

e.	Deviation from full and fair reporting of the Firm’s financial condition.

4.	Confidentiality of Complaint. The Firm’s Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Firm to disclose his or her identity.

The Firm’s Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5.	Submitting Complaints

a.	Inside Reporting Persons should submit complaints in accordance with the following procedures:

(1)	Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: Chief Compliance Officer, Vident Investment Advisory, Confidential – To be opened only by the Chief Compliance Officer. The Chief Compliance Officer recommends that Inside Reporting Persons use the sample Complaint Form attached to this policy when reporting violations. For complaints regarding the Chief Compliance Officer, all such complaints must be submitted in writing and addressed to the Chief Executive Officer of Vident Financial and follow the same procedure.

(2)	If they so desire, Inside Reporting Persons may request to discuss their complaint with the Firm’s Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(3)	Inside Reporting Persons may report violations on an anonymous basis. The Firm’s Chief Compliance Officer urges any employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Firm encourages employees to identify themselves when making reports of Accounting Violations. In responding to anonymous complaints, the Firm’s Chief Compliance Officer will pay due regard to:

(i)	The fairness to any individual named in the anonymous complaint;

(ii)	The seriousness of the issue raised;

(iii)	The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and

(iv)	The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

b.	Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(1)	Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Vident Investment Advisory, Confidential – To be opened only by the Chief Compliance Officer. The Firm’s Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.

(2)	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

6.	Investigation of Complaints

a.	Upon receipt of a complaint, the Firm’s Chief Compliance Officer (or designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

b.	The Firm’s Chief Compliance Officer may enlist employees of the Firm and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

c.	The results of each investigation will be reported timely to the Firm’s Chief Compliance Officer, who will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer of Vident Financial or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

d.	An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Firm’s Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Firm’s Chief Compliance Officer in the same manner as set out above for the original complaint.

e.	The Firm’s Chief Compliance Officer will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Firm’s Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Firm’s Chief Compliance Officer may enlist employees of the Firm and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Firm’s Chief Compliance Officer or designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7.	Retention of Complaints. The Firm’s Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies.

8.	Unsubstantiated Allegations. If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

9.	Reporting and Annual Review. The Firm’s Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of Vident Financial of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Firm’s Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Firm, but with a view to minimizing improper complaint submissions and investigations.

APPENDIX A

Reportable Securities Pre-Clearance Request Form

TO: Chief Compliance Officer

FROM: ___________________

DATE: ____________________

As provided in the Code of Ethics, if a Covered Person wants to purchase or sell a Reportable Security, he/she must complete this form (if reporting of such security is unavailable in Star Compliance) and obtain the required approvals prior to investing. A Covered Person may not purchase or sell such security until he/she receives written permission from the Chief Compliance Officer or designee (i.e., an approval e-mail). Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of Issuer and Ticker Symbol: _____________________________________

2. Purchase or Sale: ___________________________

3. Principal amount of transaction: # of shares/units:

4. Equity or debt: ____________________

To the best of my knowledge, the information provided above is accurate and I am not predicating this transaction on the basis of having obtained any material non-public information.

I will notify the Chief Compliance Officer immediately of any material changes to the information provided above.

Signature:__________________________

Name:_____________________________

Title:______________________________

Date:______________________________

Chief Compliance Officer Review

I approve the above pre-clearance request; such pre-clearance approval is valid for a period of 48 hours. I disapprove the above pre-clearance request.

Signature:__________________________

Name:_____________________________

Title:______________________________

Date:______________________________

APPENDIX B

IPO and Limited Offering Pre-Clearance Request Form

TO: Chief Compliance Officer

FROM: ____________________

DATE: _____________________

As provided in the Code of Ethics, if a Covered Person wants to participate in an IPO of a security, a private placement or a limited partnership, he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not participate in any IPO, private placement or limited partnership until he/she receives written permission from the Chief Compliance Officer. This form is to be used in the event the information cannot be entered into Star Compliance.

Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1. Name of proposed investment: Date of investment:

2. Nature of investment:____________________________________________________________

3. Amount to be invested: ________# of shares:___________ % ownership: ________________

4. Describe terms of investment:

Equity or debt? ________________ Open-ended or specific maturity date? __________________

Further investment contemplated? _______________ Amount? ____________________________

5. Was this investment offered to you due to your affiliation with the Adviser or the Trust?

6. Do you have a position as officer of the company or other duties in connection with the investment?

7. Do you give investment advice to the company or any affiliate of the company? If so, please describe.

8. Are you informed or consulted about investments made by the company? Describe:

9. How frequently will you receive statements/communications regarding the investment?

10. Is the company privately/publicly held?

11. If privately held, are you aware of any plan to bring the company public?

12. Have you informed the company that you are a "restricted person" in the event of an IPO of securities?

13. Describe any connection(s) between the investment and the Adviser or the Trust:

14. To your knowledge, are there any clients of the Adviser for whom this is an appropriate investment?

15. Describe any client connections to this investment:

16. Are you aware of any conflict between your duties at the Adviser and this investment?

Please attach any relevant reports/statements you can provide which describe this investment.

To the best of my knowledge, the information provided above is accurate. I will notify the Adviser Chief Compliance Officer immediately of any material changes to the information provided above.

Signature:________________________________________	Chief Compliance Officer Review
Name:___________________________________________	I approve the above pre-clearance request; such
preclearance approval is valid for a period of 48 hours.
Title:____________________________________________	I disapprove the above pre-clearance request
Date:____________________________________________	Signature:____________________________
Title:___________________
Name:___________________________
Date:__________________________

APPENDIX C

Covered Person Acknowledgement

I hereby acknowledge receipt of a copy of the Code of Ethics (the "Code") for Vident Investment Advisory, LLC (the "Adviser"), which I have read and understand fully. I agree to comply fully with all provisions of the Code, during the period of my employment with the Adviser, to the extent that such provisions apply to me. I further understand and acknowledge that any violation of the Code, including engaging in a prohibited transaction or the failure to file reports, may subject me to disciplinary action including, potentially, termination of employment.

I hereby represent to the Adviser that the information that I have provided, as required by this Code, is a true, accurate, and complete list of all of my brokerage and trading accounts, and private placement holdings, specifying in reasonable detail all such accounts, with whom they are held, and the holdings and other investments, direct or indirect, of such accounts. I further agree that I will promptly, but in any event, within ten days, give written notice to the Chief Compliance Officer for the Adviser of any changes to the information that I have provided so that such information is at all times true, accurate, and complete. I further agree to provide monthly securities transactions confirmations and statements (or on a quarterly basis when monthly statements and confirmations are unavailable) to the Adviser, as applicable.

I have fully read the Code. I agree to be bound by the terms and conditions outlined in it.

Signature:__________________________

Name:_____________________________

Title:______________________________

Date:______________________________

APPENDIX D

Initial and Annual Disclosure Form for Covered Persons

PART I - DISCLOSURE OF EMPLOYEE ACCOUNT

☐ I do not maintain any Covered Accounts as defined in the Code of Ethics for Vident Investment Advisory, LLC.

Below is a list of all my Covered Accounts as defined in the Code. Check all that apply as to the Account Type.

(a) Direct Brokerage Account

☐ (1) I have full investment discretion on the account

☐ (2) I have full investment discretion on the account which I am managing for another person

☐ (3) I do not have investment discretion on the account (Investment discretion is 100% exercised by a broker, financial adviser, etc.). (Supporting Documentation in writing from third party management is required).

(b) ☐ Trust Account

(c) ☐ Employee Stock Plan (“ESOP”), 401 (k) Plans, private placement or similar product that cannot be transferred to a brokerage account

(d) ☐ Other (Please explain):

Name and address of Financial Institution (broker-dealer, bank, ESOP, 401(k) plan sponsors, etc.)	Account Name (indicate if any of the accounts are individually or jointly held.)	Account Type (a,b,c,d)	Account Number

PART II- DISCLOSURE OF COVERED SECURITIES HOLDINGS

☐ I do not maintain, have a financial interest, or influence/control the activities of any securities.

☐ Below is a list of all personal securities holdings for which I have direct or indirect beneficial ownership.

☐ Indicate by checking this box if you have already provided a copy of your most recent statement (not more than 45 days old) for each account listed below

Security (Include full name of issuer) and exchange ticker symbol (or Cusip) Number)	# of Shares and Principal Amount

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) excludes other transactions not required to be reported.

Signature: _______________________	Print Name: ______________________________	Date: _____________________________

APPENDIX E

Sample Quarterly Transaction Report for Covered Persons in Liue of Statement

Below is a list of all transactions in Reportable Securities during the past quarter in which the undersigned had any direct or indirect beneficial interest.

Date of Transactions	Security and exchange ticker symbol (or Cusip Number)	Nature of transaction (e.g, Purchase or Sale)	Number of shares and principal amount	Price at which transaction was effected	Name of broker/dealer effecting transaction

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control and (ii) excludes other transactions not required to be reported.

Signature:
Name:
Title:
Date:

EXHIBIT F

DUPLICATE ACCOUNT STATEMENT AND TRADE CONFIRMATION REQUEST LETTER

[EMPLOYEE NAME]
[EMPLOYEE ADDRESS]
[CITY, STATE, ZIP]

[DATE]

[BROKERAGE FIRM]

[BROKERAGE FIRM ADDRESS]

[CITY, STATE, ZIP]

Re: Duplicate Statement Request

Dear Customer Service:

I am an employee of Vident Investment Advisory, LLC which an Investment Advisory Firm. The Firm’s Code of Ethics requires that personal employee trades placed within all employee-controlled accounts, be monitored for adherence to the Code. As such, please send duplicate statements and confirmations to Vident Investment Advisory, LLC’s compliance consultants at:

Gordian Compliance Solutions

Re: Vident Investment Advisory, LLC

235 Montgomery Street, Suite 1120

San Francisco, CA 94104

For the following account(s):

Account Title	Account #

Please note that this request is not made pursuant to rule 3050, so a “407 letter” is not required. Should there be any questions regarding this matter, please do not hesitate to contact me. Thank you for your attention to this matter.

Sincerely,

[EMPLOYEE NAME]

EXHIBIT G

WHISTLEBLOWER COMPLAINT FORM

Vident Investment Advisory, LLC

General Instructions:

An employee of the Firm who is reporting questionable accounting or auditing matters of the Adviser may or may not do so on an anonymous basis, at his/her sole discretion. A non-Employee’s complaint might not be reviewed if he fails to complete Part I (3) of this complaint form.

Please be advised that federal law prohibits the Adviser, as well as its officers, employees, or agents, from discharging, demoting, suspending, threatening, harassing, or otherwise discriminating against anyone who in good faith reports illegal activities of the Adviser.

Part I

1.	☐	I would like to discuss this matter with the Chief Executive Officer.

2.	☐	I am an Employee or officer of the Adviser and wish to remain anonymous.

3.	☐	I hereby authorize the disclosure of my identity if the Chief Compliance Officer reasonably believes it is necessary or appropriate (see General Instructions above).

Name: ____________________________________________________________

Address: ___________________________________________________________________

Telephone Number: ___________________________________________________________

E-Mail: _____________________________________________________________________

Part II

1.	Summary Description of Alleged Violation:

2.	Alleged Violation is:☐ Ongoing ☐ Completed ☐ Unclear whether ongoing or completed

3.	Department(s) suspected of alleged violation, if applicable:

4.	Individual(s) suspected of alleged violation, if applicable:

5.	Describe all relevant facts of the alleged violation:

6.	Describe how you became aware of the alleged violation:

7.	Describe any steps taken to address the alleged violation prior to submitting this complaint, if any:

8.	Who, if anyone, may be harmed or affected by this violation: